UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2017

HER IMPORTS

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

8250 W. Charleston Blvd., Suite 110, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

702-544-0195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 28, 2017 and effective August 4, 2017, Her Imports, a Nevada corporation (the “Company”), increased the number of directors from three to seven members. The Board of Directors appointed Mr. Aric Perminter, Mr. Alex Wong, Dr. Karen MacDonald, and Dr. Faisal Razzaqi, to fill the vacancies subject to their acceptance which took place on August 4, 2017. The new directors will serve until the next annual stockholders meeting.

Additionally, the Company approved a Compensation Plan (the “Plan”) for the new directors. The new members received a one-time grant of 50,000 stock options on the date of appointment to the Board, with an exercise price of $2.00 per share, which shall vest quarterly over two years starting at the end of the fiscal quarter following the members’ appointment to the Board. The new independent board members will receive cash compensation of $1,000 for regular quarterly board meetings attended, as well as additional cash compensation of $250 for each special meeting attended. In addition, the Plan provides current members of the Company’s Board of Directors will acquire 5,000 incentive stock options on the first business day of each fiscal year, at the prior trading day’s closing bid price, vesting 25% at the end of each fiscal quarter. The duties of the board members include serving on different Board Committees and there will be no added compensation for serving on any Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Her Imports Registrant

Date: August 4, 2017	By:	/s/ Barry Hall
	Name:	Barry Hall
	Title:	Chairman and Director

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